Exhibit 99.1

FRANKLIN  LAKE  RESOURCES  INC.

NEWS RELEASE  --  No. 2008-02  --  July 7, 2008

FRANKLIN LAKE RESOURCES ANNOUNCES INTENTION TO ACQUIRE
ASSETS OFAS SEEN ON SCREEN TV

SOUTH SAN FRANCISCO, CA  --  Monday, July 7, 2008  --  Franklin Lake Resources Inc. (OTCBB: FKLR), an exploratory stage mining company, announces that it has entered into a letter of intent to acquire all the assets of As Seen on Screen TV ("ASSTV"),  a retailer that owns and operates a small chain of stores in Washington and a wholesaler that sells products to stores using that name but owned by others.

The company, based in Seattle, is privately held. The transaction is subject to final agreement on certain details, execution of a definitive agreement, and appropriate due diligence procedures by both parties.  Franklin Lake will pay for the assets solely with newly issued common stock.  Once complete, Mr. Jarjour will own approximately two-thirds of the company, and existing stockholders the remaining one-third.

Franklin Lake Resources has been in business since 1986, and Father Gregory Ofiesh has been its president and CEO since 2000.  He notes that, except for nominal amounts in 2007 and this year, the company has had no revenue from operations since its inception.  Nor has it been able to prove the existence of ore reserves on its claims at Franklin Lake.  Tests and assays over the years have been mixed, but the positive results have not been consistent.

In this situation, it has been difficult to attract capital.  Father Ofiesh explains that in the past three years, he has personally provided $570,000, over 90% percent of all the funds the company has raised, and in the past 16 months he has provided 100% of the funds.  He is unable to continue making further investments, and without funds, the company will not be able to continue in business much beyond August 1, 2008.

Recognizing the possibility that it might not be able to meet its mining objectives, for more than a year the company has been looking into other possibilities to keep it going. Recently, Father Ofiesh was introduced to AntoineJarjour, the sole owner of ASSTV.  He was looking for a means of transferring his business to a public company.  After a series of phone calls and an all-day meeting, they found that the companies have complementary needs:  Franklin Lake wanted something of value for its stockholders and Mr. Jarjour wanted the benefits of being a public company.

Father Ofiesh said:  ”Although this acquisition will have the effect of putting the company in an entirely new line of business, without taking such a step, Franklin Lake would be out of money and entirely out of business by early August.  Our stockholders would lose their entire investments.  I have been a stockholder since 1991, and president for eight years.  It is very hard for me personally to acknowledge that we have no choice but to exit the mining business.  Our directors and officers, most also with long time ties to the company, share this view.”

He continued:  “This transaction will give our company and our stockholders something of immediate tangible value in ASSTV's inventory and its currently profitable operations -- and it has no debt.  Although of small scale now, I am very optimistic for the future.  Mr. Jarjour will become the chief executive, and he plans to open new stores at as fast a rate as possible.  He says that his extensive existing inventory should be adequate for the existing stores and those being planned to open in the next year.”

NOTE:  This news release may contain statements which express the company’s hopes, plans, beliefs, anticipations, and expectations regarding revenues, costs and other financial obligations, capital resources and requirements, equipment needs, facility operations, business plans, lines of business, and other aspects of our business.  Statements related to our future performance or as to what we believe, plan, or expect to occur are considered forward-looking, meaning that they are based on our current beliefs, plans, expectations, estimates, and projections about the company’s situation and our beliefs and assumptions.  These statements are subject to risks which could cause the company’s actual results to differ materially from the beliefs, plans, expectations, estimates, and projections made in these statements or on which these statements are based.  Please refer to our Annual Report on Form 10-KSB for the fiscal year ended October 31, 2007, our Quarterly Reports of Form 10-QSB, and our other papers filed with the SEC for further information on these and other risk factors.

CONTACT    Father Gregory Ofiesh, President and CEO    650-588-0425

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PR 2008-03 070308 F